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                                  EXHIBIT 12

     SOUTHWEST ROYALTIES, INC.
          DEBT OFFERING
COMPUTATION OF INCOME/FIXED CHARGES
        (AMOUNTS IN 000'S)
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

                                         YEAR ENDED DECEMBER 31,                            NINE MONTHS ENDED SEPTEMBER 30,
                    -----------------------------------------------------------------       -------------------------------
                                                                             PROFORMA                              PROFORMA
                      1992      1993       1994        1995        1996        1996          1996        1997        1997
                    ------     ------     ------     -------     -------     -------        ------     -------     --------
Rent                $  213     $  234     $  240     $   268     $   243     $   243        $  242     $   207     $    207
Rent x 1/3              71         78         80          89          81          81            81          69           69
Interest Expense     1,989      2,260      1,975       5,635      10,016      31,862         7,180      10,950       24,617
                    ------     ------     ------     -------     -------     -------        ------     -------     --------
Total Fixed Charges  2,070      2,338      2,055       5,724      10,097      31,943         7,261      11,019       24,686
Earnings (loss) before
  income taxes,
  minority interest
  and equity in
  earnings of
  subsidiary         1,021        219        525      (3,149)        589      (9,460)          (33)     (4,465)     (11,676)
                    ------     ------     ------     -------     -------     -------        ------     -------     --------
Earnings (loss) before
  income taxes,
  minority interest
  and equity in
  earnings of
  subsidiary plus
  Fixed Charges     $1,091     $2,551     $2,580     $ 2,575     $10,688     $22,483        $7,226     $ 6,554     $ 13,010
                    ======     ======     ======     =======     =======     =======        ======     =======     ========
Ratio Adjusted
  Net Income to
  Fixed Charges        1.5 x      1.1 x      1.3 x       0.4 x       1.1 x       0.7 x         1.0 x       0.6 x        0.5 x
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